EXHIBIT 23.1



               Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (nos. 33-48380 and 33-67606) of Fred's, Inc. of our report dated March 7, 1997 appearing on page 24 of the Annual Report to Shareholders which is incorporated in this Annual Report on Form 10-K.

  /s/ Price Waterhouse LLP

Price Waterhouse LLP

Memphis, Tennessee
April 30, 1997